Exhibit 99.1

Transcend Services, Inc.

Press Release Dated July 20, 2005

(five pages follow)

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
404-364-8000

July 20, 2005

(BW) (TRANSCEND SERVICES, INC.)(TRCR)

TRANSCEND REPORTS A 74% INCREASE IN REVENUE AND A NET LOSS OF $0.03

PER SHARE AFTER TEN CONSECUTIVE PROFITABLE QUARTERS

Company reorganization underway

Atlanta, Georgia TRANSCEND SERVICES, INC. (TRCR/Nasdaq SmallCap) today announced its results for the three and six months ended June 30, 2005.

For the three months ended June 30, 2005, Transcend reported revenue of $6,540,000, which represents a 74% increase over the comparable prior year quarter. Gross profit as a percentage of revenue decreased to 18% from 29%. The net loss for the second quarter of 2005 was $242,000, or $0.03 per share, compared to net income of $93,000, or $0.01 per share, for the second quarter of 2004.

Most of the revenue increase of $2,779,000 between the second quarters of 2005 and 2004 is attributable to the acquisition of Medical Dictation, Inc. (“MDI”) on January 31, 2005. MDI contributed revenue of $2,294,000 to the second quarter of 2005. The remaining net increase in revenue between the second quarters of 2005 and 2004 is attributable to $360,000 increased revenue from new as well as existing customers, not including MDI, and $125,000 of earned job creation incentives at Transcend’s new training center in Abilene, TX.

When compared to revenue of $5,319,000 in the first quarter of 2005, revenue increased $1,221,000 in the second quarter of 2005 for the following reasons: (1) an additional month’s revenue attributable to MDI of $877,000, including 9 new accounts and no terminations; (2) an increase in transcription service revenue of $343,000 attributable to 8 other newly installed customers; (3) a net increase in transcription service revenue of $122,000 attributable to customers, other than MDI, served during both quarters; (4) a decrease in transcription service revenue of $218,000 attributable to customers that terminated their service contracts during 2004 through the second quarter of 2005; and (5) an increase of $97,000 in other revenue primarily attributable to Abilene training center earned job creation incentives. The previously announced Abilene training center opened in June 2005 and has hired 23 transcriptionists to date.

At present, we have signed, but uninstalled, contracts that represent estimated first-year revenue of approximately $6.7 million, including $4.3 million from a recent sale to a multi-facility system in southern California that is affiliated with existing customers. We expect all of these contracts to be installed over the remainder of 2005.

The deterioration in gross profit as a percentage of revenue from 29% in the second quarter of 2004 to 18% in the second quarter of 2005 is attributable to the following reasons: (1) MDI’s gross profit as a percentage of revenue is lower than Transcend’s historic levels; (2) competitive pricing pressure from both new and existing customers; (3) the cost of recruiting and training a sufficient number of transcriptionists to handle both actual and planned installations of new accounts; and (4) compensation expenses related to the reorganization.

Alex Munoz, Executive Vice President of Operations, commented: “The gross profit results are not acceptable. We are in the process of a reorganization that will more efficiently provide a higher level of service to our customers and expect to finalize these changes in the third quarter. We will see improved operating margins and improved profits in the latter half of the year. Included in these improvements are the margin enhancements from BeyondTXT speech recognition.”

General and administrative expenses increased $316,000 in the second quarter of 2005 compared to the second quarter of 2004 due to: (1) the acquisition of MDI; (2) compensation expenses related to the reorganization; (3) the cost of the Company’s performance improvement program introduced in December 2004; and (4) increased rent, audit and legal expenses.

For the six months ended June 30, 2005, Transcend reported revenue of $11,859,000, which represents a 55% increase over the comparable prior year period. Gross profit as a percentage of revenue decreased to 21% from 28%. The net loss for the first half of 2005 was $230,000, or $0.03 per share, compared to net income of $156,000, or $0.02 per share, for the first half of 2004.

Cash totaled $664,000 as of June 30, 2005, which represents an increase of $206,000 from December 31, 2004. Accounts receivable totaled $2,908,000, which represents an increase of $1,755,000 from December 31, 2004 due primarily to the acquisition of MDI. Days revenue in accounts receivable are 18 days as of June 30, 2005, unchanged from December 31, 2004.

The Company had no debt as of December 31, 2004, but incurred debt of $5,731,000 in the subsequent two quarters. In connection with the acquisition of MDI, Transcend paid $1,000,000 cash borrowed against its existing line of credit and issued a promissory note of $3,500,000. Transcend issued a $1,000,000 promissory note for the establishment of a transcription training center in Abilene TX, which has been reduced to $850,000 after earned training credits. As of June 30, 2005, the Company had borrowings of $1,381,000 outstanding under its $2,000,000 line of credit which expires on April 30, 2006. The short-term portion of this new debt is a key factor which reduced the Company’s working capital from $1,039,000 to a negative $261,000.

Larry Gerdes, President and Chief Executive Officer, added comments regarding the Company’s financial results and financial condition: “I am disappointed in our financial results. I am confident that our reorganization will provide financial and operating improvements in the second half of the year. Alex Munoz brings the necessary operational experience to position our organization to handle the growth we have begun to see through acquisition and organic sales.”

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on July 20, 2005 at 11:00 a.m. EDT. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-1409 (the international dial-in number), enter the conference identification number 7660012 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available through midnight on Saturday, July 23, 2005 by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 7660012 anytime after two hours from the completion time of the conference call on July 20, 2005.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Amounts in Thousands, Except Per Share Amounts and Percentages

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue	$6,540	$3,761	$11,859	$7,628
Direct costs	5,332	2,654	9,394	5,493

Gross profit	1,208	1,107	2,465	2,135

Gross profit as a percentage of revenue	18%	29%	21%	28%
Operating expenses:
Marketing and sales	323	279	577	527
Research and development	97	78	220	183
General and administrative	964	648	1,788	1,252

Total operating expenses	1,384	1,005	2,585	1,962

Operating income (loss)	(176)	102	(120)	173
Operating income as a percentage of revenue	-3%	3%	-1%	2%

Other expense	(5)	—	(7)	—
Interest expense, net	(60)	(7)	(101)	(15)

Net income (loss) before income tax provision	(241)	95	(228)	158

Provision for income taxes	(1)	(2)	(2)	(2)

Net income (loss)	$(242)	$93	$(230)	$156

Basic earnings (loss) per share	$(0.03)	$0.01	$(0.03)	$0.02

Weighted average shares outstanding - basic EPS	7,512	7,328	7,457	7,326

Diluted earnings (loss) per share	$(0.03)	$0.01	$(0.03)	$0.02

Weighted average shares outstanding - diluted EPS	7,512	7,580	7,457	7,638

TRANSCEND SERVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

JUNE 30, 2005 and DECEMBER 31, 2004

Amounts in Thousands

	June 30, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$664	$458
Accounts receivable, net	2,908	1,153
Other current assets	257	170
Property and equipment, net	2,253	1,663
Goodwill and other intangible assets	3,950	—
Other assets	173	27

	$10,205	$3,471

LIABILITIES & STOCKHOLDERS’ EQUITY
Short-term debt	$2,548	$0
Accounts payable and accrued expenses	1,542	742
Long-term debt	3,183	—
Stockholders’ equity	2,932	2,729

	$10,205	$3,471